Exhibit 99.4

Hospitality Properties Trust

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 2008
(dollars in millions)

				Costs
				Capitalized
		Initial		Subsequent to	Gross Amount at which
		Cost to Company		Acquisition	Carried at Close of Period
			Buildings &			Buildings &
	Encumbrances	Land	Improvements	Improvements	Land	Improvements	Total(1)
145 TravelCenters of America	$—	$586	$885	$134	$599	$1,006	$1,605
71 Courtyard Hotels	—	127	643	53	125	698	823
40 Petro Stopping Centers	—	229	401	51	242	440	682
76 Candlewood Hotels	5	86	457	2	85	460	545
35 Staybridge Suites	—	91	353	8	91	361	452
37 Residence Inns	—	69	334	31	70	364	434
12 Crowne Plaza Hotels	—	67	251	14	67	265	332
5 InterContinental Hotels	—	32	196	81	32	277	309
22 AmeriSuites/Hyatt Place	—	24	185	26	24	211	235
3 Marriott Hotels	—	14	90	10	13	101	114
12 TownePlace Suites	—	17	78	2	17	80	97
5 Radisson Hotels	—	7	81	4	7	85	92
5 Country Inns & Suites	—	6	58	5	6	63	69
3 Holiday Inns	—	10	24	14	10	38	48
1 Park Plaza Hotel	—	1	16	3	2	18	20
2 SpringHill Suites	—	3	15	1	3	16	19
Total (474 properties)	$5	$1,369	$4,067	$439	$1,393	$4,483	$5,876

(1)   Excludes $532 of personal property classified on our consolidated balance sheet as furniture, fixtures and equipment.

SCH III-1

Hospitality Properties Trust

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 2008
(dollars in millions)

				Life on which
				Depreciation in
				Latest Income
	Accumulated	Date of	Date	Statement is
	Depreciation(1)	Construction	Acquired	Computed
145 Travel Centers of America	$(103)	1962 through 2005	2007	10 - 40 Years
71 Courtyard Hotels	(195)	1987 through 2000	1995 through 2003	10 - 40 Years
40 Petro Stopping Centers	(34)	1975 through 2005	2007	10 - 40 Years
76 Candlewood Hotels	(98)	1996 through 2000	1997 through 2003	10 - 40 Years
35 Staybridge Suites	(77)	1989 through 2002	1996 through 2006	10 - 40 Years
37 Residence Inns	(100)	1989 through 2002	1998 through 2005	10 - 40 Years
12 Crowne Plaza Hotels	(23)	1971 through 1987	2006	10 - 40 Years
5 InterContinental Hotels	(29)	1924 through 1989	2006	10 - 40 Years
22 AmeriSuites/Hyatt Place	(52)	1992 through 2000	1997 through 2002	10 - 40 Years
3 Marriott Hotels	(26)	1972 through 1995	1998 through 2001	10 - 40 Years
12 TownePlace Suites	(20)	1997 through 2000	1998 through 2001	10 - 40 Years
5 Radisson Hotels	(26)	1987 through 1990	1996 through 1997	10 - 40 Years
5 Country Inns & Suites	(19)	1987 through 1997	1996 and 2005	10 - 40 Years
3 Holiday Inns	(4)	1984 through 2001	2006	10 - 40 Years
1 Park Plaza Hotel	(6)	1987 through 1990	1996	10 - 40 Years
2 SpringHill Suites	(3)	1997 through 2000	2000 through 2001	10 - 40 Years
Total (474 properties)	$(815)

(1)   Excludes accumulated depreciation of $245 related to personal property classified on our consolidated balance sheet as furniture, fixtures and equipment.

SCH III-2

HOSPITALITY PROPERTIES TRUST

NOTES TO SCHEDULE III
DECEMBER 31, 2008
(dollars in thousands)

(A) The change in total cost of properties for the period from January 1, 2006 to December 31, 2008, is as follows:

	2008	2007	2006
Balance at beginning of year	$5,702,556	$3,627,587	$3,255,353

Additions: acquisitions and capital expenditures	193,617	2,210,407	372,329
Dispositions	(20,723)	(135,438)	(95)

Balance at close of year	$5,875,450	$5,702,556	$3,627,587

(B) The change in accumulated depreciation for the period from January 1, 2006 to December 31, 2008, is as follows:

	2008	2007	2006
Balance at beginning of year	$654,224	$531,792	$448,392

Additions: depreciation expense	165,898	148,799	83,495
Dispositions	(5,180)	(26,367)	(95)

Balance at close of year	$814,942	$654,224	$531,792

(C) The net tax basis for federal income tax purposes of our real estate properties was $4,327,255 on December 31, 2008.

SCH III-3